UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Quin, J. Marvin

   P.O. Box  391
   50 E. RiverCenter Boulevard
   Covington, Kentucky  41012-0391
2. Issuer Name and Ticker or Trading Symbol
   Ashland Inc.
   ASH
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   February 28, 2002
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Chief Financial Officer;Senior Vice President
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock               |      |    | |                  |   |           |7,032 (1)          |I     |By Trustee                 |
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Common Stock               |2-5-02|I (2| |15,600            |D  |$44.87     |1,858 (3)          |I     |By Trustee                 |
                           |      |)   | |                  |   |           |                   |      |                           |
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Common Stock               |      |    | |                  |   |           |22,639             |D     |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Option (4)            |35.875  |     |    | |           |   |9-15-|10-15|Common Stock|12,500 |       |12,500      |D  |            |
                      |        |     |    | |           |   |95   |-04  |            |       |       |            |   |            |
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                      |35.875  |     |    | |           |   |9-15-|10-15|Common Stock|6,250  |       |6,250       |D  |            |
                      |        |     |    | |           |   |96   |-04  |            |       |       |            |   |            |
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                      |35.875  |     |    | |           |   |9-15-|10-15|Common Stock|6,250  |       |6,250       |D  |            |
                      |        |     |    | |           |   |97   |-04  |            |       |       |            |   |            |
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Option (4)            |33.875  |     |    | |           |   |9-21-|10-21|Common Stock|12,500 |       |12,500      |D  |            |
                      |        |     |    | |           |   |96   |-05  |            |       |       |            |   |            |
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                      |33.875  |     |    | |           |   |9-21-|10-21|Common Stock|6,250  |       |6,250       |D  |            |
                      |        |     |    | |           |   |97   |-05  |            |       |       |            |   |            |
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                      |33.875  |     |    | |           |   |9-21-|10-21|Common Stock|6,250  |       |6,250       |D  |            |
                      |        |     |    | |           |   |98   |-05  |            |       |       |            |   |            |
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Option (4)            |39.00   |     |    | |           |   |9-19-|10-19|Common Stock|12,500 |       |12,500      |D  |            |
                      |        |     |    | |           |   |97   |-06  |            |       |       |            |   |            |
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                      |39.00   |     |    | |           |   |9-19-|10-19|Common Stock|6,250  |       |6,250       |D  |            |
                      |        |     |    | |           |   |98   |-06  |            |       |       |            |   |            |
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                      |39.00   |     |    | |           |   |9-19-|10-19|Common Stock|6,250  |       |6,250       |D  |            |
                      |        |     |    | |           |   |99   |-06  |            |       |       |            |   |            |
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Option (5)            |53.375  |     |    | |           |   |9-18-|10-18|Common Stock|5,000  |       |5,000       |D  |            |
                      |        |     |    | |           |   |99   |-07  |            |       |       |            |   |            |
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                      |53.375  |     |    | |           |   |9-18-|10-18|Common Stock|5,000  |       |5,000       |D  |            |
                      |        |     |    | |           |   |00   |-07  |            |       |       |            |   |            |
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Option (5)            |53.375  |     |    | |           |   |9-18-|10-18|Common Stock|5,000  |       |5,000       |I (|By Daughter |
                      |        |     |    | |           |   |98   |-07  |            |       |       |            |6) |            |
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Option (5)            |53.375  |     |    | |           |   |9-18-|10-18|Common Stock|5,000  |       |5,000       |I (|By Son      |
                      |        |     |    | |           |   |98   |-07  |            |       |       |            |7) |            |
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Option (5)            |48.00   |     |    | |           |   |9-17-|10-17|Common Stock|7,500  |       |7,500       |D  |            |
                      |        |     |    | |           |   |99   |-08  |            |       |       |            |   |            |
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                      |48.00   |     |    | |           |   |9-17-|10-17|Common Stock|3,750  |       |3,750       |D  |            |
                      |        |     |    | |           |   |00   |-08  |            |       |       |            |   |            |
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                      |48.00   |     |    | |           |   |9-17-|10-17|Common Stock|3,750  |       |3,750       |D  |            |
                      |        |     |    | |           |   |01   |-08  |            |       |       |            |   |            |
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Option (5)            |36.625  |     |    | |           |   |9-16-|10-16|Common Stock|12,500 |       |12,500      |D  |            |
                      |        |     |    | |           |   |00   |-09  |            |       |       |            |   |            |
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                      |36.625  |     |    | |           |   |9-16-|10-16|Common Stock|12,500 |       |12,500      |D  |            |
                      |        |     |    | |           |   |01   |-09  |            |       |       |            |   |            |
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                      |36.625  |     |    | |           |   |9-16-|10-16|Common Stock|12,500 |       |12,500      |D  |            |
                      |        |     |    | |           |   |02   |-09  |            |       |       |            |   |            |
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                      |36.625  |     |    | |           |   |9-16-|10-16|Common Stock|12,500 |       |12,500      |D  |            |
                      |        |     |    | |           |   |03   |-09  |            |       |       |            |   |            |
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Option (8)            |36.38   |     |    | |           |   |9-20-|10-20|Common Stock|10,000 |       |10,000      |D  |            |
                      |        |     |    | |           |   |02   |-11  |            |       |       |            |   |            |
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                      |36.38   |     |    | |           |   |9-20-|10-20|Common Stock|5,000  |       |5,000       |D  |            |
                      |        |     |    | |           |   |03   |-11  |            |       |       |            |   |            |
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                      |36.38   |     |    | |           |   |9-20-|10-20|Common Stock|5,000  |       |5,000       |D  |            |
                      |        |     |    | |           |   |04   |-11  |            |       |       |            |   |            |
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Common Stock Units (9)|1-for-1 |     |J   | |82         |A  |     |     |Common Stock|82     |       |            |   |            |
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Common Stock Units (10|1-for-1 |2-6-0|I   | |15,826     |A  |     |     |Common Stock|15,826 |44.230 |22,173      |D  |            |
)                     |        |2    |    | |           |   |     |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
    1. Shares accrued under Ashland's Leveraged Employee Stock Ownership Plan as of 2-28-02.
2.  Intraplan transfer in Ashland's Employee Savings Plan.
3. Based on Employee Savings Plan information as of 3-1-02, the latest date for which such information is reasonably available, and includes transactions occurring on or after 10-1-01.
4. Employee stock option (represents a right to buy Ashland Common Stock) granted pursuant to Ashland's 1993 Stock Incentive Plan. The employee stock option includes a tax withholding feature pursuant to the plan.
5. Employee stock option (represents a right to buy Ashland Common Stock) granted pursuant to Ashland's 1997 Stock Incentive Plan. The employee stock option includes a tax withholding feature pursuant to the plan.
6. I hereby disclaim beneficial ownership of all securities owned by my daughter, Elizabeth Quin.
7. I hereby disclaim beneficial ownership of all securties owned by my son, William Quin.
8. Employee stock option (represents a right to buy Ashland Common Stock) granted pursuant to Ashland's Amended and Restated Incentive Plan. The employee stock option includes a tax withholding feature pursuant to the plan.
9. Common Stock Units acquired pursuant to Ashland's 1995 Deferred Compensation Plan as of 1-31-02 and includes transactions occurring on or after 10-1-01, payable in cash or stock upon termination of service and exempt under Rule 16b-3(d). The price of the Common Stock Units on the applicable valuation dates ranged from $39.910 - $46.340. (One (1) Common Stock Unit in the
1995 Deferred Compensation Plan is the equivalent of one (1) share of Ashland Common Stock)feature pursuant to the plan.
10. Intraplan transfer in Ashland's 1995 Deferred Compensation Plan.
SIGNATURE OF REPORTING PERSON
J. Marvin Quin
DATE
March 6, 2002